Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, of the following reports, included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-179487) and related Prospectus of EQT Midstream Partners, LP, filed with the Securities and Exchange Commission:

(1)	Our report dated March 30, 2012 relating to the financial statements of EQT Midstream Partners Predecessor

(2)	Our report dated June 1, 2012 relating to the balance sheet of EQT Midstream Partners, LP

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
June 29, 2012